CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 regarding the registration of 5,000,000 shares of common stock issuable pursuant to the 2009 Stock Incentive Plan of Royal Mines And Minerals Corp. (the "Company") of our report dated August 11, 2008 relating to the April 30, 2008 audited financial statements of the Company which appear in the Company's Annual Report on Form 10-K for that period.

"Sarna & Company"
Sarna & Company
Certified Public Accountants

Westlake Village, California
April 6, 2009